                                                                  EXHIBIT (A)(1)

                            EMERGE INTERACTIVE, INC.

            OFFER TO EXCHANGE OPTIONS TO PURCHASE COMMON STOCK UNDER

                              ELIGIBLE OPTION PLANS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
              FRIDAY, JULY 27, 2001, UNLESS THE OFFER IS EXTENDED.

         eMerge Interactive, Inc. is offering to exchange options to purchase shares of our common stock granted under the Amended and Restated eMerge Interactive, Inc. 1999 Equity Compensation Plan (the "1999 option plan") and Amended and Restated eMerge Interactive, Inc. 1996 Equity Compensation Plan (the "1996 option plan") (together, the "eligible option plans") for new options that we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by that option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the eMerge board of directors held more than six months and a day after the date we cancel the options accepted for exchange (the "replacement grant date"). If you choose to participate, you must elect to exchange all options granted on or after January 26, 2001 for all of the shares of common stock subject to those options and you may elect to exchange any or all options granted prior to January 26, 2001 for all shares of common stock subject to those options.

         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Schedule A of this offer to exchange.

         If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you new options under an eligible option plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the mean between the highest and lowest quoted selling prices of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal. The new options will vest on the same schedule as the options you elect for exchange and have other terms and conditions that are substantially the same as those of the cancelled options.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "EMRG". On June 28, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $1.22 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.


         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the Election Concerning Exchange of Stock Options form to Gina DeLoach, by e-mail at gdeloach@emergeinteractive.com or by telephone at (561) 581-6368.

                                    IMPORTANT

         If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it and any other required documents to us by fax at
(561) 581-7130 or by post to Gina DeLoach, eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, Florida 32958.

         We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY TERM SHEET................................................................................................1

INTRODUCTION......................................................................................................8

THE EXCHANGE OFFER................................................................................................9

         1.   Number of Options; Expiration Date..................................................................9
         2    Purpose of the Offer................................................................................9
         3.   Procedures for Electing to Exchange Options........................................................10
         4.   Withdrawal Rights..................................................................................11
         5.   Acceptance of Options for Exchange and Issuance of New Options.....................................12
         6.   Price Range of Common Stock Underlying the Options.................................................12
         7.   Source and Amount of Consideration; Terms of New Options...........................................13
         8.   Information Concerning eMerge......................................................................14
         9.   Interests of Directors and Officers; Transactions and Arrangements Concerning the Options..........15
         10.  Status of Options Acquired By Us In the Offer; Accounting Consequences of the Offer................15
         11.  Legal Matters; Regulator Approvals.................................................................15
         12.  Material Federal Income Tax Consequences...........................................................16
         13.  Extension of the Offer; Termination; Amendment.....................................................16
         14.  Fees and Expenses..................................................................................17
         15.  Additional Information.............................................................................17
         16.  Miscellaneous......................................................................................18

SCHEDULE A Conditions of the Offer..............................................................................A-1

SCHEDULE B Information Concerning the Directors and Executive Officers of eMerge................................B-1

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Concerning Exchange of Stock Options form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the Election Concerning Exchange of Stock Options form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE PROGRAM

         WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all stock options to purchase shares of eMerge Class A common stock, which are outstanding under the eligible option plans for new options under an eligible option plan. (Page 9)

         WHY ARE WE MAKING THE OFFER TO EXCHANGE?

         We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to rescind those options in exchange for a new option for the same number of shares to be granted on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). We hope that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 9)

         WHO IS ELIGIBLE?

         With the exception of any eMerge vice president or above, any member of the eMerge board of directors and any employee who has received stock options since June 1, 2001, any current employee of eMerge with a current stock option at any price is eligible. (Page 9)

         HOW DOES THE EXCHANGE WORK?

         The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options on July 27, 2001, in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, and priced at mean between the highest and lowest quoted selling prices of our common stock on that date. The new options would retain the original vesting schedule of the cancelled options and have other terms and conditions that are substantially the same as those of the cancelled options. To participate, employees must cancel any and all eMerge options granted from January 26, 2001 to July 27, 2001; but may choose to cancel some, all, or none of their options that were granted prior to January 26, 2001. (Page 10, 11, 12)

         WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

         To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that eMerge receives it no later than 12:00 midnight, Eastern Time on July 27, 2001. You can return your form either by fax to (561) 581-7130 by 12:00 midnight or by mail to Gina DeLoach at eMerge Interactive, Inc. 10305 102nd Terrace, Sebastian, Florida 32958. (Page 10)

         IS THIS A REPRICING?

         This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and eMerge would have a variable accounting charge. (Page
15)

         WHY CAN'T EMERGE JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

         In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our potential for profitability would be in serious jeopardy, as we would be required to take an accounting charge on any future appreciation of the repriced options. (Page 15)

         WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

         Because of the large number of underwater options currently outstanding at eMerge, a total re-grant of new options could have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited pool of options that we are allowed to grant without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants. (Page 13)

         WOULDN'T IT BE EASIER TO JUST QUIT EMERGE AND THEN GET REHIRED?

         Quitting eMerge and being rehired is not an acceptable alternative because the rehiring would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, a repricing would cause us to incur a variable accounting charge. In addition, by leaving eMerge and then later being rehired, you would not receive credit for prior service for vesting purposes. (Page 15)

         IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         Unless the offer is extended, options designated to be exchanged under this program will be cancelled on July 30, 2001, the first business day following the scheduled expiration date of this offer. (Page 12)

         WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO
         EXCHANGE?

         The deadline to participate in this program is 12:00 midnight, Eastern Time on July 27, 2001 unless it is extended by us. In this regard, we must have your form before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 A.M. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. Any extension will cause the replacement grant date to move forward accordingly.

         We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the offer. (Page 10)

         WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

         If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 10)

         DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

         You may withdraw your options elected for exchange at any time before 12:00 midnight, Eastern Time, on July 27, 2001. If the offer is extended by us beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to us a fully executed Withdrawal of Exchange of Stock Options form, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Page 11)

         AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS
         EXCHANGE?

         Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. (Page 12)

         IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS EXCHANGE?

         We know of no adverse tax consequence that will impact any employee in the United States with respect to options exchanged and re-granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is generally not recognized as taxable income. However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer. (Page 16)

         HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. The decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Page 12)

         WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our executive officers and directors are not eligible to participate in the offer. (Page 9, 10)

         WHAT IF I LEAVE EMERGE BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE RE-GRANT DATE?

         The Election Concerning Exchange of Stock Options form will not be revocable after 12:00 midnight, Eastern Time on July 27, 2001. Therefore, if you leave eMerge or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF eMERGE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT

HAVE BEEN ACCEPTED FOR EXCHANGE. IN THIS EVENT, YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED. (Page 12)

         WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Schedule A. (Page A-1)

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

         WHICH OPTIONS CAN BE CANCELLED?

         If you elect to participate in this offer, all options granted under the eligible option plans to you from January 26, 2001 to July 27, 2001 will be cancelled. In addition, you may optionally elect to cancel one or more options granted under the eligible option plans prior to January 26, 2001. (Page 9)

         CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE
         OPTIONS?

         You may choose to cancel one or more options, if granted prior to January 26, 2001. Inclusion of these grants is entirely discretionary. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after January 26, 2001. (Page 9)

         CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

         Yes, any remaining outstanding, unexercised options can be cancelled. The re-grant will be one-for-one but only in replacement of cancelled options.

         CAN I SELECT WHICH PORTION OF AN OPTION TO CANCEL?

         No, we cannot partially cancel an outstanding option.

         IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

         If you elect to participate in this program, then on July 30, 2001, the first business day following the scheduled expiration date, we will cancel all of your outstanding options that were granted from January 26, 2001 to July 27, 2001, plus any others that you elected to cancel. You will thereafter not have a right to be granted further options until the replacement grant date, when your re-grant will be issued. (Page 12)

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

         WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

         Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be equal to the number of shares cancelled under the old stock option. Each new option will be granted under an eligible option plan pursuant to a new option agreement between you and us. The new option will have substantially the same terms and conditions as the cancelled option. (Page 12)

         WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

         The exercise price for the new options, which will be granted on the replacement grant date, will be the mean between the highest and lowest quoted selling prices of our common stock on the Nasdaq National Market on that date, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE

OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (PAGE 9, 12)

         WHAT WILL MY NEW OPTION TYPE BE, INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION?

         If the options you are electing to exchange are nonstatutory stock options, the replacement options will also be nonstatutory stock options. If the options you are electing to exchange are incentive stock options, the replacement options will be incentive stock options to the extent they qualify under the Internal Revenue Code Section 422. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value does not qualify for incentive stock option treatment. To the extent the replacement option exceeds the incentive stock options limitation, the remainder of the option will be treated for tax purposes as nonstatutory stock options. THEREFORE, IF THE NEW OPTIONS HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS, A PORTION OF THE NEW OPTIONS MAY EXCEED THE LIMITS FOR INCENTIVE STOCK OPTIONS. (Page 13)

         MY OPTIONS ARE SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONSTATUTORY STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE IRS $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART BUT NOT THE OTHER?

         No. An option that has been bifurcated into a partial incentive stock option and a partial nonstatutory stock option is still considered a single option, and cannot be separated for purposes of this offer to exchange.

         WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

         We will grant the new options on the replacement grant date. If we cancel options elected for exchange on July 30, 2001, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options is expected to be on or after February 4, 2002. (Page 12)

         WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to a variable accounting charge. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a charge. (Page 15)

         WHEN WILL I RECEIVE MY NEW OPTION NOTICE?

         Your new option notice and agreement will be sent to you within four weeks after the replacement grant date. (Page 12)

         HOW CAN I VIEW A SUMMARY OF MY OPTIONS?

         You may contact Gina DeLoach at (561) 581-6368 or by e-mail at gdeloach@emergeinteractive.com to receive a summary of your options.

         WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

         The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Therefore, no employee will lose nor gain vesting in the replacement option, but rather the new option will vest on the same schedule as the prior option. (Page 13)

         WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

         Except for the new option exercise price, the terms and conditions of your replacement options will be substantially the same as the cancelled options. As noted above, the vesting schedule for the replacement option will be exactly the same as the cancelled option. (Page 13)

         CAN I HAVE SOME EXAMPLES OF AN OFFER TO EXCHANGE?

Example 1

Assumptions:

Your Hire Date: September 10, 2000

Your Original Stock Option: 1,000 shares

Your Original Stock Option Price:  $16.00

Your Original Vesting Schedule: 250 shares vest September 10, 2001, September 10, 2002, September 10, 2003 and September 10, 2004.

Hypothetical Stock Price on Replacement Grant Date, on or about February 4, 2002: $4.00

         Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on July 27, 2001. On the replacement grant date, which would be on or after February 4, 2002, we would grant you a new option for 1,000 shares, and in this example using a purely hypothetical stock price of $4.00, your new exercise price would be $4.00. The vesting schedule for this new option will be the same as for the prior option, and therefore you will have vested 250 shares on the replacement grant date and then 250 additional shares will vest on September 10, 2002 and each year thereafter.

Example 2

Assumptions:

Your Hire Date: November 6, 1999

Your Original Stock Option:  1,000 shares

Your Original Stock Option Price:  $17.00

Your Original Vesting Schedule: 250 shares vested November 6, 2000, November 6, 2001, November 6, 2002 and November 6, 2003.

Hypothetical Stock Price on Replacement Grant Date, on or about February 4, 2002: $4.00

         Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on July 27, 2001. On the replacement grant date, we would grant you a new option for 1,000 shares, and in this example using a purely hypothetical stock price of $4.00, your new exercise price would be $4.00. Because the original option would have vested a total of 26 months' worth as of February 4, 2002, the new option will also be vested 26 months' worth as of February 4, 2002.

         WHAT HAPPENS IF EMERGE IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

         It is possible that, prior to the grant of the new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

         We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This right could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (Page 12)

         AFTER THE RE-GRANT, WHAT HAPPENS IF I AGAIN END UP UNDERWATER?

         We are conducting this offer only at this time, considering the stock market conditions that have affected many companies throughout the country. This offer is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

         WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?

         To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that eMerge receives it no later than 12:00 midnight, Eastern Time on Friday, July 27, 2001. You can return your form either by fax to (561) 581-7130 or by mail to Gina DeLoach, eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, Florida 32958. (Page 10)

                                  INTRODUCTION

         eMerge Interactive, Inc. is offering to exchange options to purchase shares of our Class A common stock that were granted under the Amended and Restated eMerge Interactive, Inc. 1999 Equity Compensation Plan (the "1999 option plan") and Amended and Restated eMerge Interactive, Inc. 1996 Equity Compensation Plan (the "1996 option plan") (together, the "eligible option plans") for new options we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected for exchange by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the board of directors held more than six months and a day after the date we cancel the options accepted for exchange (the "replacement grant date"). If you choose to participate, you must elect to exchange all options granted on or after January 26, 2001 for all shares of common stock subject to those options, and you may elect to exchange any or all options granted prior to January 26, 2001 for all shares of common stock subject to those options.

         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions which we describe in Schedule A of this offer to exchange.

         If you elect to exchange options, we will grant you new options under an eligible option plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the mean between the highest and lowest quoted selling prices of our common stock on the Nasdaq National Market on the date of grant, as reported in the print edition of The Wall Street Journal. The vesting schedule for the new options granted will be exactly the same as the vesting schedule for the cancelled options, and the other terms and conditions of the new options will be substantially the same as the cancelled options. Therefore, no employees will lose nor gain vesting in the new options, but rather the new options will vest on the same schedule as the prior options.

         As of March 31, 2001, options to purchase 4,643,499 shares of our common stock were issued and outstanding under the eligible option plans. Of these options, options to purchase 3,664,289 shares of our common stock had an exercise price of $1.60 or more. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 3.84% of the total shares of our common stock outstanding as of March 31, 2001.

         All options accepted by us pursuant to this offer will be cancelled.

                               THE EXCHANGE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under an eligible option plan all eligible outstanding options under the eligible option plans that are properly elected for exchange and not validly withdrawn in accordance with
Section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have been granted from January 26, 2001 to July 27, 2001, and, at your election, any options granted prior to January 26, 2001.

         If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of an eligible option plan pursuant to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF eMERGE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. IN THIS EVENT, YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS.

         The term "expiration date" means 12:00 midnight, Eastern Time, on July 27, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

         (a) we increase or decrease the amount of consideration offered for the options;

         (b) we decrease the number of options eligible to be elected for exchange in the offer; or

         (c) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13, we will extend the offer so that the offer is open at least ten business days following publication, sending or giving of notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.       PURPOSE OF THE OFFER

         We issued the options outstanding under the eligible option plans for the following purposes: to provide our employees an opportunity to acquire or increase a proprietary interest in eMerge, thereby creating a stronger incentive to expend maximum effort for our growth and success; and to encourage our employees to continue their employment with us.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

         Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         (e) any other material change in our corporate structure or business;

         (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         (h)      the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act;

         (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.       PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS

         Proper Exchange of Options. To validly elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the Election Concerning Exchange of Stock Options form, properly complete, execute and deliver to us the Election Concerning Exchange of Stock Options form along with any other required documents. We must receive all of the required documents by fax to (561) 581-7130, or by mail to Gina DeLoach, eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, Florida 32958, before the expiration date.

         If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS

         You may only withdraw your elected options in accordance with the provisions of this Section 4.

         You may withdraw your elected options at any time before 12:00 midnight, Eastern Time, on July 27, 2001. If the offer is extended by us beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer. However, if we have not extended the period during which the offer is open and for any reason have not accepted your elected options for exchange before 12:00 midnight, Eastern Time, on August 24, 2001, you may withdraw your options elected for exchange at any time after 12:00 midnight, Eastern Time, on August 24, 2001.

         To validly withdraw elected options, an option holder must deliver to us a fully executed Withdrawal of Exchange of Stock Options form, with the required information, while the option holder still has the right to withdraw the elected to exchange options. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

         Neither eMerge nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal of Exchange of Stock Options form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS

         Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on July 30, 2001, the first business day following the scheduled expiration date of the offer, you will be granted new options on the replacement grant date, which is expected to be on or after February 4, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date of a meeting of the compensation committee of the board of directors held at least six months and one day after the extended date.

         If we accept options you elect to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date in order for us to avoid incurring a variable accounting charge in connection with these interim option grants as a result of the offer.

         Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF eMERGE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. IN THIS EVENT, YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS. Therefore, if you leave eMerge or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date.

         If we are a party to a change of control transaction before the replacement options are granted, we may require the surviving corporation to inherit our obligation to grant replacement options. We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that will mail your new option notice and agreement within four weeks after the replacement grant date.

6.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

         Our common stock is quoted on the Nasdaq National Market under the symbol "EMRG." Prior to our February 4, 2000 initial public offering there was no established public trading market for any of our securities. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

         WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.


                            EMERGE INTERACTIVE, INC.


COMMON STOCK:                                                   HIGH               LOW
-------------                                                   ----               ---
FISCAL YEAR ENDED DECEMBER 31, 2000:
First Quarter...........................................      $  70.00           $  25.00
Second Quarter..........................................      $  36.19           $   8.56
Third Quarter...........................................      $  31.00           $  15.00
Fourth Quarter..........................................      $  16.50           $   2.88
FISCAL YEAR ENDED DECEMBER 31, 2001:
First Quarter (through March 31, 2001)..................      $   7.13           $   3.25



7.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS


         Consideration. We will issue new options to purchase common stock under an eligible option plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected by such option holder.


         Terms of New Options. The new options will be issued under an eligible option plan. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Except for the exercise price, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange. This includes the vesting schedule and the vesting commencement date, which will both remain unchanged.


         The terms and conditions of your current option are set forth in the eligible option plan under which it was granted and the stock option agreement you entered into in connection with the grant.


         YOU MAY OBTAIN COPIES OF THESE STOCK OPTION AGREEMENTS AND THE ELIGIBLE OPTION PLANS AS INDICATED BELOW.


         Federal Income Tax Consequences of Options. Options granted under an eligible option plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory stock options that are not intended to meet these requirements. The federal income tax treatment for the two types of options differs as follows:


         Incentive Stock Options. The optionee recognizes no taxable income at the time of the option grant, and he or she generally recognizes no taxable income at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made subject to disposition.


         For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of the shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

         Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (a) the amount realized upon the sale or other disposition of the purchased shares over
(b) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of those shares on the date the option was exercised over (b) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.


         If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which the disposition occurs equal to the excess of (a) the fair market value of the shares on the date the option was exercised over (b) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.


         Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.


         We will be entitled to income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of eMerge in which the ordinary income is recognized by the optionee.


         IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING AN ELIGIBLE OPTION PLAN AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE ELIGIBLE OPTION PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER SUCH ELIGIBLE OPTION PLANS. PLEASE CONTACT US AT 10305 102ND TERRACE, SEBASTIAN, FLORIDA 32958, (561) 581-6368, TO RECEIVE A COPY OF AN ELIGIBLE OPTION PLAN OR FORM OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.


8.       INFORMATION CONCERNING EMERGE


         General. We are a technology company providing supply-chain management and marketing solutions for the $40 billion U.S. beef-production industry. Our goal is to improve the nation's beef-production process by adding previously unrealized value to the supply chain via an information-management infrastructure, an e-marketplace, and value-enhancing technologies. We believe that by accomplishing our goal, we can improve the industry's productivity and profitability and help its participants enhance beef quality, safety and market share. We offer our products and services to cattle industry participants through our web-based business network, our proprietary information management applications and our direct sales force.


         Available Information. We are subject to the informational requirements of the Exchange Act and, in accordance therewith, are required to file reports and other information with the SEC relating to our business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, on payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, DC 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such material should also be available for inspection at the offices of Nasdaq, at Nasdaq Operations, 1735 K. Street, N.W., Washington, D.C. 20006.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS


         A list of our directors and executive officers is attached to this offer to exchange as Schedule B. As of June 28, 2001, our executive officers and directors as a group beneficially owned options to purchase a total of 1,022,500 shares of our common stock, which represented approximately 20 % of the shares subject to all options outstanding under the eligible plans as of that date.


         During the past 60 days, options were granted to certain of the directors and executive officers listed in Schedule B to this offering, as follows:

                                                         OPTIONS     EXERCISE        GRANT      EXPIRATION
         NAME                  POSITION                  GRANTED       PRICE          DATE         DATE
         ----                  --------                  -------       -----          ----         ----
         Thomas L. Tippens     Chairman/CEO               70,000        $0.89        6/26/01      6/26/05
         Reid Johnson          Chief Financial Officer   250,000        $1.23        6/19/01      6/19/04
         Scott L. Mathews      President/COO             100,000        $0.89        6/26/01      6/26/04
         Robert E. Drury       Director                   75,000        $0.89        6/26/01      6/26/05
         John C. Foltz         Director                   70,000        $0.89        6/26/01      6/26/05


         Except as otherwise described above, there have been no other transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by eMerge, or to our knowledge, by any executive officer, director or subsidiary of eMerge.


10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER


         Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under eligible option plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.


         We believe that eMerge will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange and the exercise price of all new option will equal the market value of the common stock on the date we grant the new options.


         If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the fair market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.


11.      LEGAL MATTERS; REGULATOR APPROVALS


         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.


12.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.


         The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.


         At the date of grant of the replacement options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is generally not recognized as taxable income.


         If an option holder elects to exchange incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option. If the exercise price of the new options is equal to or less than the exercise price of the options elected for exchange, the new options should qualify as incentive stock options at least to the extent that the options elected for exchange qualified as incentive stock options before being elected for exchange.


         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.


13.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENT


         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.


         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.


         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.


         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.


         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought (excluding an increase in securities sought that is less than 2% of the shares of common stock issuable upon the exercise of options subject to the offer immediately prior to such increase), the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice: (i) we increase or decrease the amount of consideration offered for the options;
(ii) we decrease the number of options eligible to be elected for exchange in the offer; or (iii) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.


         If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.


14.      FEES AND EXPENSES


         We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.


15.      ADDITIONAL INFORMATION


         We recommend that, in addition to this offer to exchange and Election Concerning Exchange of Stock Options form, you review the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:


         (a) our annual report on Form 10-K for our fiscal year ended December 30, 2000, filed with the SEC on April 2, 2001;


         (b) our quarterly report on Form 10-Q for our quarter ended March 31, 2001, filed with the SEC on May 15, 2001;


         (c) our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 19, 2001;


         (d) our Form S-8 (registering shares to be issued under the 1999 and 1996 option plans), filed with the SEC on May 7, 2001; and

         (e) our Form S-8 (registering shares to be issued under the 1999 and 1996 option plans), filed with the SEC on June 22, 2000.


         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the locations listed in Section 8.


         Our common stock is quoted on the Nasdaq National Market under the symbol "EMRG," and our SEC filings can be read at the following Nasdaq address:
Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006.


         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: eMerge Interactive, Inc. Attention: Gina DeLoach, 10305 102nd Terrace, Sebastian, Florida 32958, or by telephoning us at (561) 581-6368 between the hours of 9:00 AM and 5:00 PM, Sebastian, Florida, local time.


         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.


         The information contained in this offer to exchange about eMerge should be read together with the information contained in the documents to which we have referred you.


16.      MISCELLANEOUS


         This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to eMerge or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include dependence on limited operating history, history of losses, and risks related to future growth and rapid expansion. Other important risks include delays or difficulties in deployment and implementation of our products, failure to achieve market acceptance of our products, dependence on certain products for substantial portions of our revenues, competition, adverse regulatory or legislative changes, and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.


         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS

CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


eMerge, Interactive Inc. June 29, 2001

                                   SCHEDULE A


                             CONDITIONS OF THE OFFER


         Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after June 29, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:


         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of eMerge or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;


         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:


                  (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;


                  (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;


                  (iii) materially impair the contemplated benefits of the offer to us; or


                  (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of eMerge or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;


         (c)      there shall have occurred:


                  (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;


                  (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;


                  (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                  (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;


                  (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of eMerge or our subsidiaries or on the trading in our common stock;


                  (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of eMerge or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;


                  (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or


                  (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 29, 2001;


         (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense in connection with the offer;


         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:


                  (i)      any person, entity or "group," within the meaning of
         Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 29, 2001; or


                  (ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or


         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of eMerge or our subsidiaries that, in our reasonable judgment, is or may be material to eMerge or our subsidiaries.


         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

                                   SCHEDULE B


                       DIRECTORS AND EXECUTIVE OFFICERS OF
                            eMERGE INTERACTIVE, INC.


         The directors and executive officers of eMerge Interactive, Inc. and their positions and offices as of Friday, June 29, 2001, are set forth in the following table. The address of each director and executive officer is: c/o eMerge Interactive, Inc. 10305 102nd Terrace, Sebastian, Florida 32958.

NAME                                       POSITION
----                                       --------

Thomas L. Tippens                          Chairman of the Board and Chief
                                           Executive Officer


Reid Johnson                               Chief Financial Officer


Scott L. Mathews                           President and Chief Operating
                                           Officer


Douglas A. Alexander                       Director


Christopher J. Davis                       Director


Robert E. Drury                            Director


James P. Ebzery                            Director

John C. Folz                               Director

Thomas C. Lynch                            Director


John W. Podsuka                            Director


John S. Scott, Ph.D.                       Director


                                      B-1